Exhibit 99.1

OncoGenex Pharmaceuticals, Inc. Reports Financial Results for First Quarter 2016

Anticipated 2016 Milestones Include Data from Phase 3 Prostate,

Phase 2 Bladder, and Phase 2 Lung Cancer Trials

BOTHELL, WA, and VANCOUVER, British Columbia, May 12, 2016 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today announced its first quarter 2016 financial results and provided a summary of anticipated milestones.

Financial Results and Anticipated Near-term Milestones

As of March 31, 2016, the company’s cash, cash equivalents, and short-term investments were $46.1 million compared with $55.2 million as of December 31, 2015.

Based on current expectations, OncoGenex believes that its cash, cash equivalents, and short-term investments will be sufficient to fund its currently planned operations into the third quarter of 2017. Depending on timing of enrollment or event-driven final analyses, the expected key milestones and activities are as follows:

•	Custirsen
o

Announcing results from the AFFINITY trial, the phase 3 trial evaluating a survival benefit for custirsen in combination with cabazitaxel as second-line chemotherapy in approximately 630 patients with castrate-resistant prostate cancer. The final analysis for the intent-to-treat population is expected in the third quarter of 2016.

o

Announcing results from the ENSPIRIT trial, the phase 3 trial evaluating a survival benefit for custirsen in combination with docetaxel as second-line chemotherapy in approximately 700 patients with non-small cell lung cancer. The final survival analysis is expected in the first half of 2017.

•	Apatorsen
o

Announcing results from the Borealis-2 trial, an investigator-sponsored, randomized phase 2 trial evaluating apatorsen in combination with docetaxel treatment compared to docetaxel treatment alone in patients with advanced or metastatic bladder cancer. Final results are expected in the second half of 2016.

o

Announcing survival results from the Spruce trial, the investigator-sponsored, randomized, placebo-controlled phase 2 trial evaluating apatorsen treatment with carboplatin and pemetrexed chemotherapy in patients with previously untreated advanced non-squamous NSCLC. Overall survival results, including evaluation of patients with high baseline serum Hsp27 levels, are expected in the second half of 2016.

o

Completing a submission-ready investigational new drug application regarding apatorsen via intravesical administration in combination with Bacillus Calmette-Guerin (BCG) treatment in patients with non-muscle invasive bladder cancer.

Revenue for the three months ended March 31, 2016 and 2015 was $2.9 million and $1.4 million, respectively. The increased revenue in 2016 as compared to 2015 was due to higher collaboration revenue recognized on the deferred revenue as a result of higher ENSPIRIT costs. This was partially offset by a decrease in collaboration revenue recognized for the AFFINITY trial as a result of a decrease in associated clinical activities.

Total operating expenses for the three months ended March 31, 2016 and 2015 were $7.4 million and $6.4 million, respectively. Net loss for the three months ended March 31, 2016 and 2015 was $3.7  million and $4.5 million, respectively.

As of May 12, 2016 OncoGenex had 29,914,226 shares outstanding.

Conference Call Details

OncoGenex will host a conference call at 4:30 p.m. Eastern Time today, Thursday, May 12, 2016, to provide a business update and discuss the first quarter 2016 financial results. A live event will be available on the Investor Relations section of the OncoGenex website at www.OncoGenex.com. Alternatively, the live conference call may be accessed by dialing (877) 606-1416 (U.S. & Canada) or (707) 287-9313 (International). A webcast replay will be available approximately two hours after the call and will be archived on www.OncoGenex.com for 90 days.

About OncoGenex

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer and in patients with advanced, unresectable non-small cell lung cancer. Apatorsen is in Phase 2 clinical development and OGX-225 is currently in pre-clinical development. More information is available at www.OncoGenex.com and at the company's Twitter account: https://twitter.com/OncoGenex_IR.

OncoGenex' Forward Looking Statements
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the company’s anticipated product development activities, such as expected clinical trial enrollment, completion and design, statements regarding the potential benefits and potential development of its product candidates and statements regarding its expected financial results, use and adequacy of cash reserves and expected future cash requirements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that the company’s product candidates do not demonstrate the hypothesized or expected benefits, the risk of delays in its expected clinical trials, the risk that new data from its product candidates or new developments in the rapidly evolving cancer therapy landscape require changes in its clinical trial plans or limit the potential benefits of its products, the risk that its cash resources are insufficient to fund its planned activities for the time period expected and the other factors described in the company’s risk factors set forth in its filings with the Securities and Exchange Commission from time to time, including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Borealis-2™ and Spruce™ are registered trademarks of OncoGenex Pharmaceuticals, Inc.

OncoGenex Contact:

Jim DeNike

jdenike@oncogenex.com

(425) 686-1514

Consolidated Statements of Loss
(In thousands, except per share and share data)
(unaudited)

	Three months ended March 31,
	2016	2015

Collaboration revenue	$2,940	$1,374

Operating expenses:
Research and development	4,642	3,673
General and administrative	2,299	2,698
Restructuring costs	431	-
Total operating expenses	7,372	6,371
Loss from operations	(4,432)	(4,997)
Other income	725	480
Net loss	$(3,707)	$(4,517)

Basic and diluted net loss per share	$(0.12)	$(0.20)

Weighted average number of basic and diluted common shares	29,827,824	22,656,022

Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2016	2015
	(unaudited)
Assets:
Cash, cash equivalents, short term investments and restricted cash	$46,386	$55,458
Interest receivable	53	111
Prepaid expenses and other current assets	1,818	2,001
Property, equipment and other assets	584	639
Total assets	$48,841	$58,209

Liabilities and stockholders' equity:
Accounts payable and accrued liabilities	$10,695	$13,217
Current portion of long-term obligations	51	52
Warrant liability	438	1,105
Lease termination liability	1,250	1,250
Deferred collaboration revenue	2,099	5,040
Long term liabilities	92	105
Stockholders' equity	34,216	37,440
Total liabilities and stockholders' equity	$48,841	$58,209